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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.           )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
TENNESSEE COMMERCE BANCORP, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

April 29, 2008

Dear Shareholder:

        You are cordially invited to attend and participate in the Annual Meeting of Shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation," "we" or "us") to be held at 3:30 p.m., Central Daylight Time, on Wednesday, June 25, 2008, at Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067. Tennessee Commerce Bank (the "Bank") is a subsidiary of the Corporation.

        We have enclosed our Annual Report to Shareholders. Please read it and the attached Proxy Statement carefully as they contain important information about the Corporation and the matters to be addressed at the annual meeting.

        Whether you plan to attend the annual meeting in person or not, it is important that your shares are represented and voted at the annual meeting. We would appreciate your completing the enclosed proxy card so that your shares can be voted in the event you are unable to attend the annual meeting. If you are present at the annual meeting and desire to vote your shares personally, you may withdraw your proxy at any time before it is exercised. Please promptly complete, sign, date and return the enclosed proxy card as soon as possible to:

    Registrar & Transfer Company
    ATTN: Proxy Department
    P.O. Box 1158
    Cranford, NJ 07016-9747

        We appreciate the trust and confidence that you have placed in us. I look forward to seeing you at this year's annual meeting.

Sincerely,
/s/ ARTHUR F. HELF
Arthur F. Helf Chairman and Chief Executive Officer
Enclosures: 1. Proxy Card and Business Reply Envelope 2. Annual Report to Shareholders

YOUR VOTE IS VERY IMPORTANT. PLEASE VOTE YOUR PROXY BY COMPLETING, SIGNING, DATING AND RETURNING THE ENCLOSED PROXY CARD PROMPTLY.

Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 25, 2008

        Notice is hereby given that the Annual Meeting of Shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation") will be held at 3:30 p.m., Central Daylight Time, on June 25, 2008, at Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 for the following purposes:

  1.
  To elect three directors to serve until the 2011 annual meeting of shareholders;

  2.
  To ratify the appointment of KraftCPAs, PLLC as the Corporation's independent registered public accounting firm for fiscal year 2008; and

  3.
  To transact such other business as may properly come before the meeting or any adjournment thereof.

        Only shareholders of record at the close of business on April 28, 2008 are entitled to notice of and to vote at the annual meeting and any adjournment thereof.

By order of the Board of Directors,
/s/ H. LAMAR COX
H. Lamar Cox Secretary
April 29, 2008

YOUR VOTE IS IMPORTANT

Whether you expect to attend the meeting or not, please complete, sign, date and return the enclosed proxy card promptly to Registrar & Transfer Company, ATTN: Proxy Department, P.O. Box 1158, Cranford, NJ 07016-9747. In the event you attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is exercised.

Tennessee Commerce Bancorp, Inc.
381 Mallory Station Road, Suite 207
Franklin, Tennessee 37067

PROXY STATEMENT

        This Proxy Statement is being furnished to shareholders of Tennessee Commerce Bancorp, Inc. (the "Corporation," "we" or "us") in connection with the solicitation of proxies by the board of directors to be voted at the annual meeting of shareholders. Your vote is very important. For this reason, the board of directors is requesting that, if you are not able to attend the annual meeting of shareholders, you allow your common stock to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement, notice of annual meeting and proxy is being mailed to all shareholders beginning on or about May 2, 2008.

        Tennessee Commerce Bancorp, Inc., is a bank holding company for Tennessee Commerce Bank (the "Bank"), headquartered in Franklin, Tennessee.

INFORMATION ABOUT THE ANNUAL MEETING

When is the annual meeting?

        Wednesday, June 25, 2008 at 3:30 p.m. Central Daylight Time.

Where will the annual meeting be held?

        Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067.

What items will be voted upon at the annual meeting?

        You will be voting upon the following matters:

  •
  Election of three directors to serve until the 2011 annual meeting of shareholders;

  •
  Ratification of the appointment of KraftCPAs, PLLC as our independent registered public accounting firm for fiscal year 2008; and

  •
  Transaction of such other business as may properly come before the meeting or any adjournment thereof.

Who can vote?

        You are entitled to vote your common stock if our records show that you held your shares as of the close of business on April 28, 2008, the record date for the annual meeting. On that date, we had 10,000,000 authorized shares of common stock, par value $0.50 per share, of which there were 4,731,696 shares outstanding and entitled to vote. Each shareholder is entitled to one vote for each share of common stock held on April 28, 2008. The common stock is our only class of outstanding voting securities.

How do I vote by proxy?

        If you sign, date and return your signed proxy card before the annual meeting, your shares will be voted as you direct. For the election of directors, you may vote for (i) all of the nominees, or (ii) all of the nominees except those you designate. For the ratification of our auditors, you may vote "for" or "against" or you may abstain from voting.

        If you return your signed proxy card but do not specify how you want to vote your shares, your shares will be voted (i) "FOR" the election as directors of the nominees listed in this Proxy Statement, and (ii) "FOR" the ratification of KraftCPAs, PLLC as our independent registered public accounting firm.

        The board of directors knows of no other business to be presented at the annual meeting. If any matters other than those set forth above are properly brought before the annual meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

How do I change or revoke my proxy?

        You can change or revoke your proxy at any time before it is voted at the annual meeting by:

  •
  Submitting another proxy with a more recent date than that of the proxy first given;

  •
  Sending written notice of revocation to the Corporate Secretary, c/o Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067; or

  •
  Attending the annual meeting and voting in person, although attending the meeting will not by itself revoke your previously granted proxy.

If I plan to attend the annual meeting, should I still vote by proxy?

        Yes. Casting your vote in advance does not affect your right to attend or vote at the annual meeting. Written ballots will be available at the annual meeting for shareholders of record. If you return your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote.

How many votes are required?

        Assuming a quorum is present at the annual meeting, the director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting, and the ratification of the independent registered public accounting firm and any other matters submitted to the shareholders will require the affirmative vote of a majority in interest of the shares of our common stock present in person or by proxy at the meeting. Shareholders do not have cumulative voting rights with respect to the election of our directors.

What constitutes a "quorum" for the annual meeting?

        A majority of the shares of our common stock entitled to vote, present or represented by proxy, constitutes a quorum for the annual meeting. A quorum is necessary to conduct business at the annual meeting. You are part of the quorum if you have returned a proxy. As of April 28, 2008, there were 4,731,696 shares of common stock issued and outstanding, so 2,365,849 shares must be present or represented by proxy for a quorum to exist.

What is the effect of abstentions and broker non-votes?

        Abstentions and broker non-votes are included in determining the number of shares present or represented at the annual meeting for purposes of determining whether a quorum exists. Abstentions will be disregarded in the calculation of a plurality with respect to the election of directors and will have the effect of a vote "against" the proposal to ratify KraftCPAs, PLLC as our independent registered public accounting firm. Broker non-votes occur when a broker returns a proxy but does not have discretionary authority to vote on a particular proposal because it has not received voting instructions from the beneficial holder. When a proposal is not a "routine" matter and a broker has not received voting instructions from the beneficial holder of the shares with respect to that proposal, the broker cannot vote the shares on that proposal. For "routine" matters, such as the election of directors and the ratification of KraftCPAs, PLLC as our independent registered public accounting firm, brokers generally may vote on behalf of beneficial holders who have not furnished voting instructions.

Who pays for the solicitation of proxies?

        This Proxy Statement is being furnished in connection with the solicitation of proxies by our board of directors. We will pay the cost of preparing, printing and mailing material in connection with this solicitation of proxies. In addition to being solicited through the mails, proxies may be solicited personally or by telephone, facsimile or email by our officers, directors or employees who will receive no additional compensation for such activities. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons. Such brokerage houses and other custodians, nominees, and fiduciaries will be reimbursed for their reasonable expenses incurred in such connection.

When are shareholder proposals for next year's annual meeting due?

        Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2009 must be received by the Corporate Secretary at Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067, no later than December 30, 2008. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934, as amended.

        If a shareholder, rather than placing a proposal in our proxy materials as discussed above, commences his or her own proxy solicitation for the 2009 annual meeting or seeks to nominate a director candidate for election or propose business for consideration at such meeting, the shareholder must notify us of such proposal at the address above on or before March 18, 2009. If notice is not received by this date, we may exclude the nomination or proposal from the business to be conducted at the 2009 annual meeting.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

        Our bylaws provide that the board of directors shall determine the number of directors by board resolution. The board of directors has set the size of the board at nine members. The board of directors is divided into three classes, designated Classes I, II and III, as nearly equal in number as the then total number of directors permits. Each director holds office for a term of three years and until his or her successor is elected and qualified. In January 2008, the three classes of directors were reapportioned to maintain the number of directors in each class as nearly equal as possible following the retirement of Doris E. (Eli) Bennett in December 2007 and the resignations of Winston C. Hickman, Fowler H. Low and Regg E. Swanson in July 2007. In connection with such reapportionment, Paul W. Dierksen and Dennis L. Grimaud ceased to be Class II directors and became Class III directors and William W. McInnes ceased to be a Class II director and became a Class I director.

        All of the current directors and nominees have served as our directors since we were formed in March 2000 and have been members of the board of directors of the Bank since it began operations in January 2000.

        Information about the individuals nominated as directors and the remaining members of the board is provided below. Shares of common stock voted by proxy will be voted FOR the nominees listed below unless you specify otherwise.

Nominees

        The term of the Class III directors expires at the annual meeting. The board has nominated Paul W. Dierksen, Dennis L. Grimaud and Michael R. Sapp to serve as Class III directors and, if elected, each will serve until the 2011 annual meeting of shareholders. Each nominee has consented to be a candidate and to serve as a director if elected. We do not anticipate that any of these nominees will be unavailable for election but, if such a situation arises, the proxy will be voted in accordance with the best judgment of the named proxies unless you have directed otherwise. The Class I and II directors will continue as members of the board until their respective terms expire, as indicated below.

Class III Nominees (Term Expiring 2008)

Name	Age	Principal Occupation	Director Since
Paul W. Dierksen	53	Senior Vice President, Volvo Penta of the Americas, Inc.	2000
Dennis L. Grimaud	61	Chief Executive Officer, Genaco Biomedical Products	2000
Michael R. Sapp	55	President of the Bank and the Corporation	2000

        Paul W. Dierksen has served as Senior Vice President of Marketing and Strategic Business Development for Volvo Penta of the Americas, Inc., a division of AB Volvo, Sweden, since 1996. His professional career includes sales and management positions with Yamaha Motor Corporation USA and Mercury Marine, a division of Brunswick Corporation. More recently he served as Vice President of Sales and Marketing for Chris Craft Boats, Sarasota, Florida. Mr. Dierksen has served on the board of directors of the National Marine Manufacturers Association (NMMA) and the NMMA's Engine Manufacturer's Division Board since 2000.

        Dennis L. Grimaud has served as Chief Executive Officer of Genaco Biomedical Products since August 2004. He is a founder and was President and Chief Executive Officer of Cytometry Associates, a leading biomedical company located in Brentwood, Tennessee, from 1988 to 1999. He is President of the Tennessee Biotechnology Association. In addition, he is a founder of Premier Micronutrient Corp., and has been Chairman of ScyTech, a biotechnology firm headquartered in Nashville, since 2000. Mr. Grimaud has previously served as director, American Red Cross/Nashville Chapter; director, Nashville Health Care Council; Vice Chairman/Business Services, Nashville Area Chamber of Commerce; and director, Easter Seals/Middle Tennessee.

        Michael R. Sapp has served as President of the Corporation and the Bank and as Chief Lending Officer of the Bank since 2001. He has over 25 years of banking experience, with 20 years of such service in Middle Tennessee. He was Division Manager/Senior Vice President, Equipment Finance Division at First American National Bank in Nashville for 13 years until 1997. Mr. Sapp began his banking career in 1978 at BancOhio National Bank (now National City Corporation) as a branch lending officer. He is active in the Middle Tennessee Leadership Council and is a board member of the Franklin YMCA.

Continuing Directors

        Each person named below will continue to serve as a director until the annual meeting of shareholders in the year indicated for the expiration of his term. You are not voting on the election of the Class I and Class II directors listed below. The tables below show the names, ages, principal occupations and other directorships of each continuing director, and the year in which each was first elected to the board of directors.

Class I Directors (Term Expiring 2009)

Name	Age	Principal Occupation	Director Since
Arthur F. Helf	70	Chief Executive Officer and Chairman of the Board of the Bank and the Corporation	2000
William W. McInnes	59	Private Investor	2000
Paul A. Thomas, M.D.	53	Orthopedic Surgeon	2000

        Arthur F. Helf has served as Chairman and Chief Executive Officer of the Corporation and the Bank since their inception in 2000. He is actively involved in the community and is a member of the board of directors of the Cool Springs Chamber of Commerce. Mr. Helf also serves as President and Chairman of the board of directors of the Rotary Club of Franklin Breakfast where he has held various leadership positions and has served as a board member of the Franklin YMCA. He is a member of the Tennessee Bankers Association Government Relations committee. Mr. Helf was designated one of the 25 Most Influential Individuals in Williamson County in 2003 and again in 2006 by the Nashville Business Journal and the Williamson County Economic Development Council. Mr. Helf also served as a commissioned officer (Airborne/Ranger) in the U.S. Army.

        William W. McInnes is a private investor and is active in a number of local and national businesses and activities. During his professional career, Mr. McInnes has worked as a broker, analyst and in corporate finance with J.C. Bradford & Company in Nashville. Additionally, Mr. McInnes served as Vice President—Finance and Treasurer for Hospital Corporation of America from 1978 to 1993, where he initiated a successful leveraged buyout which netted $2.5 billion upon that company's initial public offering. He has been a director at CTI Molecular Imaging, Inc. since 2002. He has previously served as a director of various companies, including three public companies—Candela Laser Corporation, Surgical Care Affiliates and Gulf South Medical Supply. His civic involvement includes the Nashville Community Foundation, Tennessee Performing Arts Center, Harpeth Hall School (Treasurer), WPLN (Treasurer), Friends of Warner Parks, Tennessee Botanical Gardens and Fine Arts Center, Vanderbilt Children's Hospital and YMCA (Advisory Board). Other activities with which Mr. McInnes has previously been involved include: Tennessee Special Olympics (Chairman); Tennessee Repertory Theatre (Chairman); Junior Achievement; Ensworth School; Nashville Child Center; HCA Foundation; and the Jack C. Massey School of Business, Belmont University. His professional involvements include: Financial Executives

Institute; Society of Chartered Financial Analysts; and the Nashville Society of Financial Analysts (President).

        Paul A. Thomas, M.D. is an orthopedic surgeon and has been a member of the Bone & Joint Clinic in Franklin, Tennessee since 1991. Dr. Thomas is a member of the Williamson Medical Society, Tennessee Medical Association and American Medical Association. He is a fellow and board certified by the American Academy of Orthopedic Surgeons. Dr. Thomas currently serves as an active staff physician at Williamson Medical Center and is chairman of the Emergency Room and Outpatient Committee. He also serves as a member of the Surgery Department Committee and is a member of the Nashville Orthopedic Association. Dr. Thomas presently serves as team physician for Battle Ground Academy and is a member of the board of directors for Battle Ground Academy's Wildcat Club.

Class II Directors (Terms Expiring in 2010)

Name	Age	Principal Occupation	Director Since
H. Lamar Cox	65	Chief Administrative Officer and Secretary of the Bank and the Corporation	2000
Thomas R. Miller	65	Commercial Realtor	2000
Darrel E. Reifschneider	74	President and Chief Executive Officer, Harpeth True Value Hardware	2000

        H. Lamar Cox has served as Chief Administrative Officer of the Corporation and the Bank and has been responsible for operations and support functions since September 2005. Prior to that, he served as Chief Financial Officer of the Corporation and the Bank since their inception in 2000. He has over 35 years of banking experience in the areas of finance, operations, retail banking, compliance and lending. Mr. Cox is a Certified Public Accountant, licensed in Georgia and Tennessee, and is a veteran of the United States Navy.

        On March 7, 2008, the board of directors placed George W. Fort, the Chief Financial Officer of the Corporation and the Bank, on administrative leave with pay. Effective March 7, 2008, Mr. Cox was appointed by the board of directors to serve as acting Chief Financial Officer of the Corporation and the Bank while Mr. Fort is on administrative leave.

        Thomas R. Miller has been a licensed commercial realtor for Coldwell Banker since August 2005. Mr. Miller served as Mayor of the City of Franklin, Tennessee from 2003 to 2007 and served as Alderman for Franklin from 1997 to 2003. Mr. Miller has been involved in sales and marketing positions for New York Life Insurance Company, Lumberman's Underwriting Alliance (a specialty insurer of lumber and woodworking properties), a marine insurance department and a manager of a housing corporation. He previously served as Chief Executive Officer of Mid-Continent Systems in Arkansas and as president of its insurance subsidiary and also served as sales manager of Johnson & Higgins, an international insurance broker located in Nashville, Tennessee.

        Darrel E. Reifschneider has served as the President and CEO of Harpeth True Value Hardware, a retail store and lumber yard in Franklin, Tennessee since 2000, and is also involved in a number of entrepreneurial endeavors throughout Middle Tennessee. Mr. Reifschneider previously served as President of Manchester Tank Company, the second largest manufacturer of propane tanks in the United States and was associated with that company from 1946 to 1999. He is active in the Franklin Chamber of Commerce and the Rotary Club of Franklin Breakfast.

Required Vote

        Assuming a quorum is present, the election of directors requires a plurality of the votes cast by the shares of common stock entitled to vote in the election of directors.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected KraftCPAs, PLLC as our independent registered public accounting firm for fiscal year 2008. KraftCPAs, PLLC has served as our independent registered public accounting firm since November 21, 2005. Representatives from KraftCPAs, PLLC will be at the annual meeting, will have the opportunity to make a statement if they choose to do so and will be available to respond to appropriate questions.

        The aggregate fees billed for the services rendered to us by KraftCPAs, PLLC for the years ended December 31, 2007 and December 31, 2006 were as follows:

	2007	2006
Audit Fees(1)	$65,447	$163,891
Audit-Related Fees	—	—
Tax Fees(2)	33,866	12,950
All Other Fees	—	—

Total	$99,313	$176,841

    (1)
    The Audit Fees for the years ended December 31, 2007 and 2006 consisted principally of fees for professional services in connection with the audits of our annual financial statements, reviews of our quarterly financial statements and certain information included in our registration statement on Form S-1 in 2006.

    (2)
    The Tax Fees for the years ended December 31, 2007 and 2006 consisted principally of fees for professional services for tax compliance, tax advice and tax planning.

        The Audit Committee has adopted pre-approval policies and procedures for audit and non-audit services to be performed by KraftCPAs, PLLC as the registered public accounting firm that performs the audit of our consolidated financial statements that are filed with the Securities and Exchange Commission. All audit and non-audit services performed by KraftCPAs, PLLC must be pre-approved by the Audit Committee, and all such fees were pre-approved for the years ended December 31, 2007 and December 31, 2006.

Required Vote

        Assuming a quorum is present, the affirmative vote of a majority of the shares of our common stock present in person or by proxy at the annual meeting is required to ratify the appointment of KraftCPAs, PLLC as our independent registered public accounting firm for fiscal year 2008. In the event that such a majority does not ratify the appointment of KraftCPAs, the Audit Committee would consider the vote in connection with the engagement of an independent registered public accounting firm for fiscal year 2009, but would likely not consider a change for fiscal year 2008 because of the difficulty and expense of making such a change.

        THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS VOTING "FOR" RATIFICATION OF THE APPOINTMENT OF KRAFT CPAS, PLLC AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2008.

CORPORATE GOVERNANCE

Role of the Board

        Pursuant to Tennessee law, our business, property and affairs are managed under the direction of our board of directors. The board has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in day-to-day operations. Members of the board keep informed of our business by participating in board and committee meetings, by reviewing analyses and reports provided to them regularly, and through discussions with our executive officers.

Director Independence

        The board has determined that all of the directors, other than Messrs. Helf, Sapp and Cox, meet the independence standards of The NASDAQ Stock Market LLC. None of our directors currently serves as a director of another public company. We are not aware of any family relationships among any of our directors and executive officers. The board of directors appointed Mr. McInnes as Lead Independent Director effective January 30, 2008.

        During 2007, there were no relationships or transactions that the board of directors discussed in making its independence determinations with respect to each director identified as independent and no relationships or transactions precluded any such directors from being independent.

Committees of the Board of Directors

        The board has established three standing committees: the Audit Committee; the Compensation Committee; and the Executive Committee. The following table shows the current membership of each committee of the board of directors:

Director	Audit Committee	Compensation Committee	Executive Committee
H. Lamar Cox			X
Paul W. Dierksen			X
Dennis L. Grimaud	X		X
Arthur F. Helf			Chair
William W. McInnes	Chair		X
Thomas R. Miller	X	X	X
Darrel E. Reifschneider		Chair	X
Michael R. Sapp			X
Paul A. Thomas, M.D.		X	X

Audit Committee

        The Audit Committee consists of Messrs. Grimaud, McInnes (Chair) and Miller. The board of directors has determined that each of the members of the Audit Committee meets the independence standards of The NASDAQ Stock Market LLC and that Mr. McInnes is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of SEC Regulation S-K. The Audit Committee has the authority and responsibility to ensure the accuracy and reliability of our financial statements, adequate internal controls and operating procedures, and compliance with all laws, regulations and policies. The Audit Committee's primary duties are to:

  •
  Hire one or more independent public accountant to audit our books, records and financial statements and to review our system of accounting, including our systems of internal control;

  •
  Monitor and evaluate, independently and objectively, our internal controls and financial reporting procedure;

  •
  Discuss with the independent public accountant the results of its audits and reviews;

  •
  Periodically communicate the committee's findings to the board of directors; and

  •
  Facilitate communication among the board of directors, our independent public accountant and our management.

        The Audit Committee held four meetings in 2007. A copy of the charter of the Audit Committee is attached as Appendix A to this Proxy Statement.

Compensation Committee

        The Compensation Committee consists of Messrs. Reifschneider (Chair) and Miller and Dr. Thomas. Until July 16, 2007, the entire board of directors served as the Compensation Committee. During such time, executive officers who were also directors did not participate in discussions of or vote on matters relating to their own compensation. On July 17, 2007, the board of directors appointed Messrs. Dierksen, Reifschneider and Miller to serve as the Compensation Committee. The members of the Compensation Committee are appointed annually and the board of directors has determined that each of the members of the committee meets the independence standards of The NASDAQ Stock Market LLC. The Compensation Committee held three meetings in 2007. The Compensation Committee does not have a charter.

Executive Committee

        The Executive Committee consists of the entire board; however, only four outside directors are required to attend any given meeting of the Executive Committee in order to conduct business. To ensure continuity, only one outside director rotates off the Executive Committee after each meeting. The Executive Committee acts on behalf of the board of directors concerning the management and conduct of our business affairs. Generally, the Executive Committee meets twice each quarter. The Executive Committee held eight meetings in 2007.

Nominations for Directorships

        We currently have no standing nominating committee because (i) of the long tenure of the current directors, (ii) a majority of the members of the board are independent and (iii) we have determined that the entire board of directors itself adequately serves the function of a nominating committee.

        With respect to the nominating process, the board discusses and evaluates possible candidates in detail. The board will select new nominees as independent directors based on the following criteria:

  •
  Personal qualities and characteristics, experience, accomplishments and reputation in the business community;

  •
  Current knowledge and contacts in Franklin/Williamson County and in the banking industry or other industries relevant to our business;

  •
  Diversity of viewpoints, background, experience and other demographics;

  •
  Ability and willingness to commit adequate time to board and committee matters; and

  •
  The fit of the individual's skills and personality with those of other directors and potential directors in building a board that is effective and responsive to its duties and responsibilities.

        The board does not set specific, minimum qualifications that nominees must meet in order for the board to select them as nominees, but rather believes that each nominee should be evaluated based on his or her individual merits, taking into account our needs and the existing composition of the board of directors. Once a candidate whom the board seriously wants to consider and move toward nomination is identified, the Chairman of the Board, the President and/or other directors will enter into discussions with that nominee.

        We do not pay a fee to any third party to identify or evaluate or assist in the identification or evaluation of potential nominees to our board.

Director Attendance at Board, Committee and Annual Meetings

        During 2007, the board of directors held four meetings, the Audit Committee held four meetings, the Executive Committee held eight meetings and the Compensation Committee held three meetings. Each director attended at least 75% of the total of all meetings of the board of directors and all committees on which such director served. All directors are expected to attend the annual meeting of shareholders. In 2007, all of our directors attended the annual meeting of shareholders.

Shareholder Nominations of Directors

        The board will consider nominees recommended by shareholders, and any such nominee is given appropriate consideration in the same manner as other nominees using the same criteria described above and considering the additional information referred to below. Shareholders who wish to nominate a candidate for election as director to be considered by the board may do so by submitting in writing such nominee's name in compliance with the procedures set forth below to the Chairman of the Board, c/o the Corporate Secretary at Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067. A shareholder's nomination should contain:

  •
  A statement that the writer is a shareholder and is proposing a candidate for consideration by the board;

  •
  The name of and contact information for the candidate;

  •
  A statement of the candidate's business and educational experience;

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  A statement detailing any relationship or understanding between the proposing shareholder and the candidate;

  •
  A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected; and

  •
  A statement of the number of shares of our common stock that the nominating shareholder holds of record or in which shareholder has a beneficial interest and the number of such shares that have been held for more than one year.

Shareholder Communication with the Board of Directors

        Shareholders desiring to communicate with our board of directors on matters other than director nominations should submit their communication in writing to the Chairman of the Board, c/o the Corporate Secretary, Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Suite 207, Franklin, Tennessee 37067 and identify themselves as a shareholder. All such communications will be forwarded to the Chairman of the Board for a determination as to an appropriate response.

Code of Ethics

        Our board of directors has not adopted a Code of Ethics, as defined by the rules and regulations of the Securities and Exchange Commission, because the principal business of the consolidated company is conducted by the Bank rather than the Corporation. The board of directors of the Bank, however, has adopted a Code of Ethics for all the employees of the Bank including all of the executive officers and directors of the Bank who are also executive officers and directors of the Corporation. A copy of this Code of Ethics can be obtained by a written request to the Corporate Secretary, Tennessee Commerce Bancorp, Inc., 381 Mallory Station Road, Franklin, Tennessee 37067-8264.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The table below sets forth certain information, as of March 31, 2008, with respect to the beneficial ownership of our common stock by (i) each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock, (ii) each director and nominee, (iii) each of our Named Executive Officers identified in the section below entitled "Executive Compensation—Summary Compensation Table for 2006 and 2007" and (iv) all of our directors and executive officers as a group. As of March 31, 2008, there were 4,731,696 shares of our common stock outstanding. We relied on information supplied by our directors, executive officers and beneficial owners for purposes of this table.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Gilder Gagnon Howe & Co. LLC	1,337,798	(3)	28.3%
H. Lamar Cox	110,303	(4)	2.3
Paul W. Dierksen	38,800	(5)	*
George W. Fort	10,000		*
Dennis L. Grimaud	53,332		1.1
Arthur F. Helf	203,704	(6)	4.2
William W. McInnes	76,332		1.6
Thomas R. Miller	36,332		*
Darrel E. Reifschneider	167,120	(7)	3.5
Michael R. Sapp	288,588	(8)	5.9
Paul A. Thomas	73,616	(9)	1.5
All directors and executive officers as a group (10 persons)	1,058,127		20.1%

*
Less than 1%

(1)
The address of Gilder Gagnon Howe & Co. is 1775 Broadway, New York, NY 10019. The address for all other listed individuals is 381 Mallory Station Rd., Suite 207, Franklin, Tennessee 37067.

(2)
Beneficial ownership is deemed to include shares of our common stock that an individual has the right to acquire within 60 days after March 31, 2008, including upon the exercise of stock options reflected in the table below. These shares are deemed to be outstanding for the purposes of computing the "percentage of class" for that individual, but are not deemed outstanding for the purposes of computing the percentage of any other person.

Name	Common Stock Underlying Options Exercisable Within 60 Days
H. Lamar Cox	87,848
Paul W. Dierksen	26,600
George W. Fort	10,000
Dennis L. Grimaud	30,000
Arthur F. Helf	80,000
William W. McInnes	30,000
Thomas R. Miller	21,500
Darrel E. Reifschneider	30,000
Michael R. Sapp	180,872
Paul A. Thomas	30,000

  Information in the table for individuals also includes shares held in our 401(k) Plan and in individual retirement accounts for which the shareholder can direct the vote. Except as indicated in the footnotes to this table, each person listed has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by him pursuant to applicable law.

(3)
As reported in Amendment No. 4 to the Schedule 13G filed on February 6, 2008 with the Securities and Exchange Commission, Gilder Gagnon Howe & Co. LLC claims to have sole voting power with respect to 40,625 shares of our common stock and shared dispositive power with respect to 1,337,798 shares of our common stock.

(4)
On January 8, 2008, pursuant to our 2007 Equity Plan, 10,955 restricted shares were awarded to Mr. Cox, subject to release from escrow of 16,000 shares on December 31 of each year, beginning in 2008. The release of 80% of the shares in each year is subject to performance goals to be established by the Compensation Committee in the first quarter of each year.

(5)
Includes 2,200 shares held by Mr. Dierksen's wife, of which Mr. Dierksen disclaims beneficial ownership.

(6)
Includes 36,132 shares held by Mr. Helf's wife, of which Mr. Helf disclaims beneficial ownership.

(7)
Includes 6,570 shares held by Mr. Reifschneider's children, of which Mr. Reifschneider disclaims beneficial ownership.

(8)
Includes 21,000 shares held by Mr. Sapp's son, of which Mr. Sapp disclaims beneficial ownership.

(9)
Includes 18,950 shares held by Dr. Thomas' father and children, of which Dr. Thomas disclaims beneficial ownership.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

        Until July 16, 2007, the entire board of directors served as the Compensation Committee. During such time, executive officers who were also directors did not participate in discussions of or vote on matters relating to their own compensation. On July 17, 2007, the board of directors appointed Messrs. Reifschneider, Miller and Dierksen to serve as the Compensation Committee. The Compensation Committee is currently comprised of Messrs. Reifschneider and Miller and Dr. Thomas and is responsible for making decisions concerning cash and other compensation paid to our Chief Executive Officer and our other Named Executive Officers.

        The Compensation Committee meets periodically to evaluate the compensation and fringe benefits of our Named Executive Officers as well as the compensation of the non-employee directors. The Compensation Committee also evaluates the performance criteria upon which cash incentive bonuses and other incentives, including equity-based incentives, are based.

Executive Compensation Philosophy

        We seek to provide an executive compensation package that is driven by overall financial performance and increases in shareholder value. Executive compensation is intended to be set at levels that the Compensation Committee, based upon information developed with independent consultants, believes is consistent with a peer group of banks selected by the Compensation Committee.

        We believe that the compensation of the Named Executive Officers should reflect the value of the position in the marketplace. To attract and retain a highly skilled workforce, we must remain competitive with the pay of other employers, and particularly other financial services companies, who compete with us for talent. We believe that our compensation program must deliver top-tier compensation for top-tier individual and company performance. Where individual performance falls short of expectations and/or company performance lags the industry, our program should deliver lower-tier compensation. In addition, the objectives of pay for performance and retention must be balanced. Even in periods of temporary downturns in company performance, our program should continue to ensure that successful, high-achieving employees remain motivated and committed to us.

        Our compensation practices are designed to provide a competitive level of compensation to the executive officers and to provide rewards for satisfactory performance. For the Named Executive Officers, our practice has been to provide a base salary that accounts for approximately 45% to 55% of their total compensation, a cash bonus incentive that accounts for approximately 45% to 50% of their total compensation, an equity incentive that accounts for approximately 5% to 10% of their total compensation and other compensation that accounts for approximately 5% to 10% of their total compensation. As other compensation, for example, each Named Executive Officer receives a car allowance. We also purchase term life insurance policies covering the Named Executive Officers that provide 60% of the policy benefit to them.

Objectives of Executive Compensation

        The objectives of our executive compensation program are to attract and retain quality executive leadership and to enhance the individual executive's performance. The Compensation Committee bases our executive compensation program on the same objectives that guide us in establishing all of our compensation programs. Compensation is based upon the level of job responsibility, individual performance and company performance. As employees progress to higher levels of responsibility in the organization, an increasing proportion of their pay is linked to our performance and changes in shareholder value, because at higher levels they are more able to affect our results.

        The Compensation Committee strives to meet these objectives while maintaining market competitive pay levels and ensuring that we make efficient use of our resources and have predictable expense recognition.

Competitive Positioning

        We utilize the services of Clark Consulting of Atlanta, Georgia in the development and design of our overall executive compensation program. In 2007, prior to the time that the Compensation Committee was established, management engaged Clark Consulting and instructed it to prepare an analysis of the market competitiveness of base salary for our executive officers. In response, Clark Consulting developed a customized high-performing peer group of bank holding companies. The peer group was developed based on a number of factors including growth and earnings, asset size and similarity with our business model. Management further stratified the peer group by factors relating to similarities to us in operations and organization. An analysis of proxy statements was performed comparing our Named Executive Officers' overall compensation to the peer group. Management and Clark Consulting determined that compensation for a select peer group of banking organizations with assets ranging from $500 million to $2.0 billion was an appropriate benchmark for us. The peer group was comprised of the following organizations:

Bank Holding Company	Location
Ameris Bancorp	Moultrie, Georgia
Capital Bancorp, Inc.	Nashville, Tennessee
Cass Information Systems, Inc.	Bridgeton, Missouri
Centrue Financial Corporation	Ottawa, Illinois
Civitas BankGroup, Inc.	Franklin, Tennessee
Commonwealth Bankshares, Inc.	Norfolk, Virginia
Cooperative Bankshares, Inc.	Wilmington, North Carolina
Crescent Financial Corporation	Cary, North Carolina
Enterprise Financial Services Corp	Saint Louis, Missouri
First Security Group, Inc.	Chattanooga, Tennessee
Greene County Bancshares, Inc.	Greenville, Tennessee
Integrity Bancshares, Inc.	Alpharetta, Georgia
Intervest Bancshares Corporation	New York, New York
Macatawa Bank Corporation	Holland, Michigan
Mercantile Bank Corporation	Grand Rapids, Michigan
MetroCorp Bancshares, Inc.	Houston, Texas
MidWestOne Financial Group, Inc.	Oskaloosa, Iowa
Nexity Financial Corporation	Birmingham, Alabama
Patriot National Bancorp, Inc.	Stamford, Connecticut
Peoples Bancorp of North Carolina, Inc.	Newton, North Carolina
Pinnacle Financial Partners	Nashville, Tennessee
Royal Bancshares of Pennsylvania, Inc.	Narberth, Pennsylvania
Rurban Financial Corp.	Defiance, Ohio
Smithtown Bancorp, Inc.	Hauppauge, New York
Southcoast Financial Corporation	Mount Pleasant, South Carolina
Tower Financial Corporation	Fort Wayne, Indiana
Yadkin Valley Financial Corporation	Elkin, North Carolina

        Clark Consulting provided management and the board of directors with comparisons of our results to the peer group's results for the last year and the last three years, for the following measurements:

  •
  Total assets;

  •
  Asset growth;

  •
  Return on average assets;

  •
  Return on average equity;

  •
  Net interest margin;

  •
  Efficiency ratio;

  •
  Core earnings per share growth;

  •
  Total return;

  •
  Price/earnings ratio;

  •
  Price/tangible book ratio; and

  •
  Price/assets ratio.

        Clark Consulting indicated that our performance for the above measures was comparable to that of the peer group. In particular, our three-year asset growth and efficiency ratio were above the 75th percentile for the peer group and our net interest margin and core earnings per share growth results were between the 50th and 75th percentiles for the peer group.

        In developing its peer comparisons, Clark Consulting compared the compensation of the Named Executive Officers to the following similarly situated officers in the peer group:

Named Executive Officer	Position	Comparable Position in Peer Group
Arthur F. Helf	Chairman and Chief Executive Officer	Chief Executive Officer
George W. Fort	Chief Financial Officer	Chief Financial Officer
Michael R. Sapp	President and CLO	2nd highest paid executive
H. Lamar Cox	Chief Administrative Officer	Chief Operating Officer

        As a result of its analysis, Clark Consulting provided the following recommendations to management and the board of directors:

  •
  Formalize an executive compensation policy and determine a strategy to position executive compensation against the market;

  •
  Adjust the Chief Executive Officer's base salary so that it is more in line with the market median and make moderate annual increases to the salaries of the other Named Executive Officers to keep their base salaries in line with the market; and

  •
  Incorporate a formal long-term incentive program as a component of the executive team's annual compensation package.

Composition of Total Compensation

        We believe that our executive compensation should include both short- and long-term compensation, with an emphasis on long-term compensation that is tied to corporate performance. By using long-term incentives, we align our executive's interests with our shareholders and create a strong retention tool.

        Base salaries are designed to provide competitive levels of compensation to executives based upon their experience, duties and scope of responsibility. Our practice has been to set base salary levels competitively coupled with the opportunity for the executive to substantially increase his compensation by meeting aggressive performance criteria goals.

        Annual cash bonus incentives are used as a short-term incentive to drive achievement of annual performance criteria goals and to encourage teamwork.

Base Salary

        Base salaries for the Named Executive Officers are determined initially by evaluating the responsibilities of the positions held, and by reference to the competitive marketplace for talent, including a comparison of base salaries for comparable positions at comparable companies within the financial services industry. The Compensation Committee determines annual salary adjustments by evaluating the competitive marketplace, our performance and the performance of the individual executive officer.

        Based upon the compensation analysis provided by Clark Consulting, the board of directors set base salary levels for the Chief Executive Officer and the other Named Executive Officers at levels commensurate with our performance within the peer group. In general, our performance was comparable to the 50th and 75th percentile of the peer group. However, the Chief Executive Officer's base salary was 36% below the 50th percentile, both the President's and the Chief Administrative Officer's base salaries were 4% below the 50th percentile, and the Chief Financial Officer's base salary was 12% below the 50th percentile.

        The compensation analysis performed by Clark Consulting during 2007 demonstrated that the base salaries of the Named Executive Officers were below the median base salaries for similarly situated executives within our peer group. As a result of this analysis, the board of directors approved an increase in the base salary of each of the Named Executive Officers, retroactive to January 1, 2007. The following table provides the adjusted base salary for each of the Named Executive Officers as approved by the board of directors effective as of June 1, 2007:

Named Executive Officer	Base Salary
Arthur F. Helf	$400,000
George W. Fort	335,000
Michael R. Sapp	400,000
H. Lamar Cox	350,000

        The differences between base salaries of Messrs. Helf and Sapp as compared to Messrs. Fort and Cox is a reflection of differences in the level and scope of responsibility of their respective positions, and the market's pattern of providing progressive salaries at higher levels.

Cash Bonus Incentive

        The performance of the Chief Executive Officer and the other Named Executive Officers is evaluated for cash bonus eligibility against performance criteria goals in four areas: profitability; growth; credit quality; and operating efficiency. The executive officers operate in a team environment and the performance criteria against which they are measured are uniform across functional positions. The board of directors followed management's recommendation to set performance criteria goals in these four areas for 2007, prior to the time that the Compensation Committee was established. If all goals were met, each Named Executive Officer would be eligible to receive a bonus up to 100% of his salary.

  Performance Measurements for Bonus

        During 2007, the board of directors established performance criteria and goals for executive bonuses consisting of financial and other measures in the areas of profitability, growth, credit quality and operating efficiency. The performance criteria, 2007 goals and actual performance for 2007 were as follows:

Performance Metric	2007 Goal	2007 Actual
Total assets at year-end	$780 million	$900 million
Net income	$6.50 million	$6.90 million
Return on average assets (for Bank)	1.05%	1.070%
Diluted earnings per share	$1.38	$1.41
Maximum net charge offs as percentage of average assets	0.65%	0.40%
Maximum net charge offs	$3.00 million	$2.99 million
Maximum classified assets as a percentage of total assets	1.00%	0.96%
Maximum operating expense as a percentage of average assets	2.15%	1.76%
Assets per employee	$7.50 million	$14.1 million
Maximum efficiency ratio	44.00%	43.99%

        Based on the achievement of all performance goals for 2007, the Compensation Committee awarded each of the Named Executive Officers 100% of his potential cash bonus for the year. Therefore, in accordance with the executive compensation policy approved by the board of directors for 2007, each of the Named Executives Officers received a cash bonus equal to 100% of his 2007 base salary. The following bonuses were paid to the Named Executive Officers in 2008 based on achievement of the performance goals for 2007:

Named Executive Officer	Bonus
Arthur F. Helf	$400,000
George W. Fort	335,000
Michael R. Sapp	400,000
H. Lamar Cox	350,000

        Annually, the performance criteria and goals will be reviewed and, in some cases, the criteria or goals will be modified by the Compensation Committee. These criteria provide a basis for making qualitative judgments about performance and its implication on compensation and incentive awards for the Named Executive Officers.

Equity Incentive

        We currently have one equity incentive plan, the Tennessee Commerce Bancorp, Inc. 2007 Equity Plan (the "2007 Equity Plan"), which was approved by our board of directors and shareholders on June 8, 2007. The Compensation Committee believes the 2007 Equity Plan will provide financial incentives for selected employees and non-employee directors, promoting our long-term growth and financial success by (i) attracting and retaining employees and non-employee directors of outstanding ability, (ii) strengthening our capability to develop, maintain and direct a competent management team, (iii) providing an effective means for selected employees and non-employee directors to acquire and maintain ownership of our common stock, (iv) motivating employees to achieve long-range goals and objectives, and (v) providing incentive compensation opportunities competitive with peer financial institution companies.

        The Compensation Committee believes that stock ownership or its equivalent by management aligns the interest of management with our shareholders. The committee anticipates that on a going-forward basis, equity awards granted to the Named Executive Officers will serve as the long-term compensation component of our executive compensation program.

        Under the 2007 Equity Plan, the Named Executive Officers generally determine the terms of each grant to eligible participants and make their recommendations to the Compensation Committee (or, in the case of the 2007 grants, to the full board of directors). Grants relating to our common stock may be in the form of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted performance stock, performance units and unrestricted shares of our common stock. The exercise price of options granted under the 2007 Equity Plan may not be less than the fair market value of the shares of our common stock on the date of grant.

        On June 14, 2007, the board of directors granted nonqualified stock options to purchase 50,000 shares of our common stock to each of the Named Executive Officers under the 2007 Equity Plan. Twenty percent (20%) of the stock options vest over five years in equal increments, subject to continued employment, and 80% of the stock options vest over 5 years, subject to continued employment and the achievement of certain performance criteria. For additional information about these grants, see the section below entitled "Executive Compensation—Grants of Plan-Based Awards for 2007." These awards were limited to the Named Executive Officers, who are responsible for long-term investment, operating or policy decisions. The number of awards granted to the Named Executive Officers during 2007 was based on recommendations of Clark Consulting as a result of its market compensation analysis.

Benefits and Perquisites

        Each Named Executive Officer receives five weeks of paid time off each year (excluding holidays). We provide sick leave for all employees, including the Named Executive Officers. Employees, including the Named Executive Officers, are not permitted to carry over unused paid time off into a subsequent fiscal year. We provide medical and other benefits to the Named Executive Officers that are generally available to other employees. The Named Executive Officers receive a car allowance and we purchase term life insurance policies covering the Named Executive Officers that provide 60% of the policy benefit to each of them.

  Retirement Benefits

        We maintain a 401(k) Plan as part of our retirement program that is intended to provide payments to the Named Executive Officers upon their resignation or retirement. The purpose of this retirement program is to provide competitive retirement benefits that enable us to attract and retain talented leaders who will exert considerable influence on our direction and success. All Named Executive Officers are eligible to participate in the 401(k) Plan, pursuant to which each could contribute up to a maximum of $20,500 for 2007 ($15,500 limit for all employees plus $5,000 maximum "catch-up" for employees over the age of 50). We do not provide matching contributions under the 401(k) Plan at this time.

Summary

        We believe the mix of salary, potentially significant cash bonus incentives and the future potential for equity incentives motivates our management team to produce strong results for shareholders. We further believe that this program strikes an appropriate balance between prudent business operations and appropriate employee rewards based on creation of shareholder value.

EXECUTIVE OFFICERS

        Our board of directors has the authority to appoint our officers. Each officer will hold office for such term as may be prescribed by the board of directors and until such person's successor is chosen and qualified or until such person's death, resignation or removal. Each of the Named Executive Officers has entered into an employment agreement with us. The biographies of Messrs. Helf, Sapp and Cox are provided in the section above entitled "Proposal 1: Election of Directors."

        George W. Fort, age 50, has served as Chief Financial Officer of the Corporation and the Bank since September 2005. Mr. Fort joined the Bank in February 2004 as Vice President, Finance. He has over 25 years of accounting and finance experience, including mergers and acquisitions and public debt and equity offerings. Prior to joining the Bank, he worked as a consultant in financial services at Fort Associates, LLC from 2001 to 2004. He also served as Treasurer of Nu-Kote International, Inc., Director of Finance at Performance Food Group, Inc. and Director, Special Projects at NATCO Group, Inc. Mr. Fort is a Certified Public Accountant licensed in Texas and Tennessee.

        On March 7, 2008, the board of directors placed Mr. Fort on administrative leave with pay. Effective March 7, 2008, Mr. Cox, Chief Administrative Officer, was appointed by the board of directors to serve as acting Chief Financial Officer of the Corporation and the Bank while Mr. Fort is on administrative leave. Mr. Cox previously served as our Chief Financial Officer from January 2000 until August 2005.

EXECUTIVE COMPENSATION

Summary Compensation Table for 2006 and 2007

        The table below sets forth the aggregate remuneration paid by us or the Bank for services for the fiscal years ended December 31, 2007 and December 31, 2006 to the Named Executive Officers—the Chief Executive Officer, the Chief Financial Officer and our two other most highly compensated executive officers who were serving as executive officers at December 31, 2007 and whose total compensation for 2007 exceeded $100,000.

Name and Principal Position	Year(1)	Salary	Bonus	Stock Awards	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation(4)	Total

Arthur F. Helf Chairman and Chief Executive Officer	2007 2006	$400,000 190,000	$— —	$— —	$57,500 —	$400,000 190,000	$— —	$48,914 25,378	$906,414 405,378
George W. Fort Chief Financial Officer(5)	2007 2006	335,000 130,000	— —	— —	57,500 —	335,000 150,000(6)	— —	30,390 19,408	757,890 299,408
Michael R. Sapp President and Chief Lending Officer	2007 2006	400,000 190,000	— —	— —	57,500 —	400,000 190,000	— —	30,939 22,640	888,439 402,640
H. Lamar Cox Chief Administrative Officer(5)	2007 2006	350,000 180,000	— —	— —	57,500 —	350,000 180,000	— —	43,256 29,410	800,756 389,410
(1)
In accordance with SEC transition rules, this table reflects compensation to the Named Executive Officers only for the two most recently completed fiscal years. Information for years prior to the two most recently completed fiscal years presented under previous SEC rules is available in our previous filings, which can be obtained from the SEC's website at www.sec.gov.

(2)
The amounts shown reflect the accrued value for option awards granted under the 2007 Equity Plan that vested during the year indicated, in accordance with FAS 123R. The assumptions used in calculating the accrued values for 2007 are set forth in Note 12 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

(3)
Reflects cash bonus awards earned during the years indicated.

(4)
We provide the Named Executive Officers with other forms of compensation including paid life insurance premiums, automobile allowances, fees for services as a director, as applicable, and long-term care as follows:

Name	Life Insurance Premiums	Automobile Allowance	Fees for Services as Director(a)	Long-Term Care

Arthur F. Helf	$ 5,630	$19,509	$15,000	$8,774
George W. Fort	1,680	12,000	15,000	1,710
Michael R. Sapp	478	12,000	15,000	3,461
H. Lamar Cox	12,350	12,000	15,000	3,906
  (a)
  Compensation for service by Named Executive Officers on our board of directors and its committees during the year ended December 31, 2007 are reflected in the following table:

Name	Fees Earned or Paid in Cash*	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Arthur F. Helf	$15,000	$—	$—	$—	$—	$—	$15,000
Michael R. Sapp	15,000	—	—	—	—	—	15,000
H. Lamar Cox	15,000	—	—	—	—	—	15,000
    *
    Executive officers who are also directors receive fees for board meetings they attend but not for committee meetings. For additional information about fees for board meetings, see the section below entitled "Director Compensation."

(5)
Effective March 7, 2008, Mr. Cox is also serving as the acting Chief Financial Officer of the Corporation while Mr. Fort is on administrative leave.

(6)
The cash bonus award that we paid to Mr. Fort for 2006 exceeded the amount of his base salary for 2006 because his base salary was increased effective as of July 1, 2006 and his cash bonus award was 100% of his base salary at year-end.

        The Bank has entered into two-year employment agreements that are automatically renewable for indefinite duration with each of our Named Executive Officers. In the event of a change in control, the Bank has an obligation to pay each Named Executive Officer an amount equal to 2.99 times the sum of the respective officer's expected base salary and incentive bonus for the calendar year in which the change in control occurs (which sum is not to be less than the salary and bonus earned for the preceding year). This payment is payable as a lump sum payment or in equal payments over a 24-month period. Additionally, the Bank will provide health and life insurance benefits to each Named Executive Officer for the remaining term of the employment agreement and pay each officer an amount up to $100,000 equal to the estimated excise tax resulting from any benefits received as a result of the change in control. Further, under the terms of the employment agreement, each officer agreed not to establish, engage in or become interested in any business similar to or engaging in business similar to the Bank for a period of one year after the expiration of the term of the employment agreement.

        The employment agreements were entered into as a function of the consolidation occurring in the financial services industry and so that our executives would not be distracted by a rumored, or actual, change in control. If a change in control were to occur, we want our executives to be focused on the business and the interests of the shareholders. We believe that it is important that our executives react neutrally to a potential change in control and not be influenced by personal financial concerns. We believe that our employment agreements assist us in retaining our executive talent and the terms of the agreements are common and deemed necessary to remain competitive with the banking industry as a whole and, more specifically, with our peer group.

        For 2007, the base salaries paid to the Named Executive Officers accounted for 44% to 45% of their respective total compensation, cash bonus incentives represented 44% to 45% of their respective total compensation, option awards represented approximately 6% to 8% of their respective total compensation and all other compensation represented the remaining 3% to 5% of their respective total compensation.

Grants of Plan-Based Awards for 2007

        The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers during 2007:

								All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(1)						Grant Date Fair Value of Stock and Option Awards(2)
										Exercise or Base Price of Option Awards
	Grant Date
Name		Threshold	Target	Maximum	Threshold	Target	Maximum

Arthur F. Helf	6/14/07	$—	$—	$—	—	50,000	—	—	—	$25.00	$287,500
George W. Fort	6/14/07	—	—	—	—	50,000	—	—	—	25.00	287,500
Michael R. Sapp	6/14/07	—	—	—	—	50,000	—	—	—	25.00	287,500
H. Lamar Cox	6/14/07	—	—	—	—	50,000	—	—	—	25.00	287,500
(1)
Reflects a grant of nonqualified stock options to purchase 50,000 shares of our common stock, 80% of which vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of which vest over five years in equal increments, subject only to continued employment.

(2)
Reflects the grant date fair value of all awards computed in accordance with FAS 123R.

        On June 14, 2007, nonqualified stock options were granted to each of the Named Executive Officers under the 2007 Equity Plan. The stock options have an exercise price of $25.00 per share, which was equal to the closing market price of our common stock on the date of the grant, and expire ten years after the date of grant. Twenty percent (20%) of the stock options vest over five years in equal increments, subject to continued employment, and 80% of the stock options vest over five years, subject to continued employment and the achievement of certain performance criteria. During the first quarter of each calendar year for which the stock options vest, the Compensation Committee will impose the performance criteria that must be met with respect to 80% of the stock options that would otherwise become exercisable in that year. If all of such performance goals are not met and the Named Executive Officer remains employed at year-end, only 20% of the stock options that are not subject to the performance criteria will become exercisable. During the first quarter of 2008, the Compensation Committee established the following performance criteria with respect to 80% of the stock options that vest in 2008:

Performance Metric	2008 Goal

Total assets at year-end	$1.2 billion
Return on average assets (for Bank)	0.82%
Diluted EPS	$1.56
Maximum net charge offs as percentage of average assets	0.65%
Maximum classified assets as a percentage of total assets	1.15%
Maximum operating expense as a percentage of average assets	2.15%
Assets per employee	$10.0 million
Maximum efficiency ratio	48.00%

Outstanding Equity Awards at 2007 Fiscal Year-End

        The following table sets forth information with respect to our outstanding option awards as of December 31, 2007 for our Named Executive Officers:

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that Have not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Arthur F. Helf	30,000 20,000 20,000 10,000	— — — —	— — — 40,000(1)	$ 7.50 10.50 11.00 25.00	2/18/2013 8/31/2013 3/16/2014 6/13/2017	— — — —	$— — — —	— — — —	$— — — —
George W. Fort	10,000	—	40,000(1)	25.00	6/13/2017	—	—	—	—
Michael R. Sapp	100,872 30,000 20,000 20,000 10,000	— — — — —	— — — — 40,000(1)	5.00 7.50 10.50 11.00 25.00	1/14/2010 2/18/2013 8/31/2013 3/16/2014 6/13/2017	— — — — —	— — — — —	— — — — —	— — — — —
H. Lamar Cox	7,848 30,000 20,000 20,000 10,000	— — — — —	— — — — 40,000(1)	5.00 7.50 10.50 11.00 25.00	1/14/2010 2/18/2013 8/31/2013 3/16/2014 6/13/2017	— — — — —	— — — — —	— — — — —	— — — — —
(1)
Reflects a grant as of June 14, 2007 of nonqualified stock options to purchase 50,000 shares of our common stock under the 2007 Equity Plan, 80% of which vest over five years in equal increments, subject to continued employment and the achievement of certain performance criteria, and 20% of which vest over five years in equal increments, subject only to continued employment. As of December 31, 2007, options to purchase 10,000 shares of our common stock had vested.

Options Exercised and Stock Vested for 2007

        The following table sets forth certain information with respect to options exercised by the Named Executive Officers in fiscal 2007:

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting

Arthur F. Helf	100,872	$2,377,691	—	$—
George W. Fort	11,250	154,888	—	—
Michael R. Sapp	—	—	—	—
H. Lamar Cox	15,000	367,250	—	—
(1)
The value realized by each Named Executive Officer is calculated as the difference between the option strike price and the market value of a share of our common stock on the date of exercise multiplied by the number of options exercised.

Potential Payments Upon Termination or Change-in-Control

        We have entered into certain agreements and maintain certain plans that will require us to provide compensation to Named Executive Officers in the event of a termination of employment or our change in control. The amount of compensation payable to each Named Executive Officer if each situation occurred on December 31, 2007 is listed in the tables below.

Mr. Helf

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control(1)	Death or Disability

Cash Payments	$—	$—	$—	$2,392,000(2)	$1,600,000(3)
Stock Options (unvested)	—	—	—	—(4)	—
Insurance Benefits	—	—	—	30,066(5)	—
Excise Tax Gross-up	—	—	—	100,000(6)	—

Mr. Fort

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control(1)	Death or Disability

Cash Payments	$—	$—	$—	$2,003,300(2)	$1,340,000(3)
Stock Options (unvested)	—	—	—	—(4)	—
Insurance Benefits	—	—	—	21,046(5)	—
Excise Tax Gross-up	—	—	—	100,000(6)	—

Mr. Sapp

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control(1)	Death or Disability

Cash Payments	$—	$—	$—	$2,392,000(2)	$1,600,000(3)
Stock Options (unvested)	—	—	—	—(4)	—
Insurance Benefits	—	—	—	30,066(5)	—
Excise Tax Gross-up	—	—	—	100,000(6)	—

Mr. Cox

Executive Benefits and Payments upon Termination	Retirement	Involuntary Termination without Cause	Involuntary Termination for Cause	Termination Related to Change in Control(1)	Death or Disability

Cash Payments	$—	$—	$—	$2,093,000(2)	$1,400,000(3)
Stock Options (unvested)	—	—	—	—(4)	—
Insurance Benefits	—	—	—	21,046(5)	—
Excise Tax Gross-up	—	—	—	100,000(6)	—
(1)
In the event of a change in control, in addition to the payments provided, the Named Executive Officer would be granted the right to purchase the Bank-owned or leased automobile used by the Named Executive Officer as of the date of the change in control at the lower of (i) the trade-in value (as defined in the current Kelley Blue Book) or (ii) the book value as shown on the Bank's books.

(2)
The amounts shown reflect the product of 2.99 times the sum of the Named Executive Officer' expected base salary and additional compensation, calculated in accordance with each Named Executive Officer's respective employment agreement, for the calendar year in which the change in control occurs.

(3)
The amounts shown reflect the payment of 75% of the Named Executive Officer's expected base salary, additional compensation and benefits for the term of the respective Named Executive Officer's employment agreement, including a term life insurance policy with a death benefit equal to $300,000. In the event of a Named Executive Officer's total disability, the Bank will continue to pay the Named Executive Officer's base salary, additional compensation and benefits for the term of the employment agreement; provided, however, that any such continued payments will be reduced, dollar-for-dollar, by the amount of any payments made to the Named Executive Officer pursuant to the Bank-sponsored disability plan, program or arrangement or pursuant to disability insurance provided by the Bank to the Named Executive Officer.

(4)
Pursuant to the 2007 Equity Plan, if the Corporation is not the surviving corporation following a change in control and the surviving corporation following the change in control or the acquiring corporation does not assume the outstanding awards granted under the 2007 Equity Plan or does not substitute equivalent equity awards relating to the securities of the surviving corporation or acquiring corporation or its affiliates, the Named Executive Officers' unvested options would become immediately exercisable. Because the closing price of our common stock on December 31, 2007 ($24.95) was less than the exercise price of the outstanding options granted under the 2007 Equity Plan ($25.00), however, the intrinsic value of such options as of that date would have been $0.

(5)
The amounts shown reflect the continued payment of health insurance benefits (but excludes amounts payable for life insurance benefits) at the level maintained by the Bank for the Named Executive Officer pursuant to the terms of each Named Executive Officer's respective employment agreement.

(6)
If it is determined by the Bank's independent auditors that any monetary or other benefit received or deemed received by the Named Executive Officer in the event of a change in control is or will become subject to any excise tax under Section 4999 of the Code or any similar tax under any federal, state or local law, the Bank shall pay to the Named Executive Officer, within 30 business days, an amount equal to the estimated excise tax, but not to exceed $100,000.

DIRECTOR COMPENSATION

        Each of the non-employee directors of the Corporation and the Bank, who are the same individuals, is paid fees for attending full board meetings and committee meetings. Directors are not paid a retainer and are not paid for meetings that they do not attend. In 2007, each director, including the Named Executive Officers who are also directors, was paid $3,750 for each full board meeting he attended. Each non-employee director committee member was paid $750 for each committee meeting attended and the non-employee director committee chairmen were paid $1,000 for each committee meeting attended. In 2007, there were four board meetings, four Audit Committee meetings, three Compensation Committee meetings and eight Executive Committee meetings.

        The following table sets forth the compensation of our non-employee directors for services rendered during 2007:

Name	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Dorris E. (Eli) Bennett(1)	$17,250		$—	$—	$—	$—	$—	$17,250
Paul W. Dierksen	16,500		—	—	—	—	—	16,500
Dennis L. Grimaud	27,725	(2)	—	—	—	—	—	27,725
Winston C. Hickman(3)	11,250		—	—	—	—	—	11,250
Fowler H. Low(4)	8,250		—	—	—	—	—	8,250
William W. McInnes	22,725		—	—	—	—	—	22,725
Thomas R. Miller	13,725		—	—	—	—	—	13,725
Darrel E. Reifschneider	17,250		—	—	—	—	—	17,250
Regg E. Swanson(5)	3,750		—	—	—	—	—	3,750
Paul A. Thomas	12,000		—	—	—	—	—	12,000

(1)
Mr. Bennett retired from the board of directors effective December 31, 2007.

(2)
In addition to receiving fees for attending board and committee meetings, Mr. Grimaud received $3,725 for representing the board of directors in connection with a delisting hearing before the NASDAQ Listings Qualifications Panel in Washington, D.C. in October 2007.

(3)
Mr. Hickman resigned from the board of directors effective July 17, 2007.

(4)
Mr. Low resigned from the board of directors effective July 18, 2007.

(5)
Mr. Swanson resigned from the board of directors effective July 16, 2007.

AUDIT COMMITTEE REPORT

        The Audit Committee consists of Messrs. McInnes (Chair), Grimaud and Miller. Each member meets the independence standards of The NASDAQ Stock Market LLC and Mr. McInnes is an "audit committee financial expert," as defined in Item 407(d)(5)(ii) of Regulation S-K. The role and responsibilities of the Audit Committee are set forth in the committee's charter, a copy of which is attached as Appendix A to this Proxy Statement. In fulfilling its responsibilities, the Audit Committee:

  •
  Reviewed and discussed with our management the audited financial statements for the year ended December 31, 2007;

  •
  Discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, both with and without management present; and

  •
  Received the written disclosures and the letter from KraftCPAs, PLLC, our independent accountants, required by Independence Standards Board Standard No. 1 and also discussed with KraftCPAs, PLLC any relationships that may impact its objectivity and independence, and determined that KraftCPAs, PLLC is independent.

        Based upon the Audit Committee's review and discussions described above, and in reliance thereon, the Audit Committee recommended to the board of directors that the Corporation's audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee:
William W. McInnes (Chair) Dennis L. Grimaud Thomas R. Miller

        The information contained in this report shall not be deemed to be "soliciting material," or to be "filed" with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407(d), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by SEC Regulation S-K, Item 402(b) with management. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2007.

Compensation Committee:
Darrel E. Reifschneider (Chair) Thomas R. Miller Paul A. Thomas, M.D.

        The information contained in this report shall not be deemed to be "soliciting material"or to be "filed" with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407(e)(5), or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Corporation specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        None of the members of the Compensation Committee have at any time been an officer or employee of ours, nor have any of the members had any relationship requiring disclosure by us. None of our executive officers serves, or in the past year served, as a member of the board of directors or compensation committee of any entity that has or had one or more of its executive officers serving on our board of directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        The Bank has had in the past and will continue to have in the future, banking transactions in the ordinary course of business with our directors, officers and 5% shareholders and "related interests" of such persons. As used in this connection, "related interests" includes: any entity, such as a corporation in which a director has a 10% or greater ownership; any corporation in which a director or officer also serve as an officer; any other organization, partnership and entity in which such person is interested; and certain relatives of a director or officer. It is management's opinion that the direct and indirect extensions of credit described above have been and will continue to be (i) evidenced by a promissory note naming the Bank as payee, and contain an annual percentage rate which is reasonably comparable to that normally charged to non-affiliates by other commercial lenders for similar loans made in the Bank's locale; (ii) repaid pursuant to appropriate amortization schedules and contain default provisions comparable to those normally used by other commercial lenders for similar loans made in the lender's locale; (iii) made only if credit reports and financial statements, or other reasonable investigation appropriate in light of the nature and terms of the loan and which meet the loan policies normally used by other commercial lenders for similar loans made to non-affiliates in the lender's locale, show the borrower to be a satisfactory credit risk; and (iv) relative to the purpose of the loan and the disbursement of proceeds, reviewed and monitored in a manner comparable to that normally used by other commercial lenders for similar loans made in the lender's locale on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with unrelated persons and have not, and will not in the future, involve more than the normal risk of uncollectability or present other unfavorable features. During 2007, the amount of extensions of credit to any of our officers or directors, together with related interests, did not exceed 10% of the Bank's equity capital. At December 31, 2007, direct and indirect loans to our officers and directors by the Bank aggregated approximately $9.4 million.

        We have no written policies or procedures for the review, approval or ratification of any related person transaction required to be reported. Any potential related person transaction that involves more than a de minimis obligation, expense or payment, however, is reviewed by the board of directors prior to us entering into any such transaction. During 2007, there were no transactions with related persons other than the extensions of credit described above.

GENERAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC, as well as to furnish us with a copy of such report. There are specific due dates for these reports and SEC regulations require us to identify in our Proxy Statement any failure to file the reports as required for 2007. Based solely on a review of (1) the applicable filings, and any amendments thereto, made with the SEC and posted on its website and (2) written representations from our executive officers and directors, we believe that all reports were filed in a timely manner during 2007, except as follows: (a) Mr. Helf filed a late Form 4 on June 15, 2007 with respect to his disposition of 50,000 shares of our common stock on June 12, 2007; (b) Mr. Helf filed a late Form 4 on August 13, 2007 with respect to a purchase of 2,500 shares of our common stock on August 9, 2007; (c) Mr. Dierksen filed a late Form 4 on December 12, 2007 with respect to the disposition of 850 shares of our common stock by his spouse on November 29, 2007; (d) on June 14, 2007, each of Messrs. Helf, Fort, Sapp and Cox was granted nonqualified stock options to purchase 50,000 shares of our common stock with vesting over five years, where the vesting of 20% of each such stock options was not subject to performance criteria, and none of the grantees filed a Form 4 in connection with such grants; (e) each of Messrs. Helf, Fort and Cox filed late reports on Form 4 in connection with the exercise of certain stock options in 2007; and (f) John Burton failed to file reports on Form 4 regarding purchases of shares of our common stock by his IRA.

Householding of Proxy Materials and Annual Reports

        The SEC rules regarding delivery of proxy statements and annual reports may be satisfied by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This method of delivery is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we may deliver only one proxy statement and annual report to certain multiple shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. Shareholders who participate in householding, however, will continue to receive separate proxy cards. We undertake to deliver promptly upon request a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold our common stock as a registered shareholder and prefer to receive separate copies of a proxy statement and/or annual report either now or in the future, please call (615) 599-2274 or send a written request to:

Tennessee Commerce Bancorp, Inc. 381 Mallory Station Road Franklin, Tennessee 37067-8264 Attention: Corporate Secretary

        If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact such broker or bank. Shareholders who share an address and are receiving multiple copies of proxy statements and annual reports and would prefer to receive a single copy of such material, either now or in the future, can request delivery of a single copy of a proxy statement and/or annual report by calling (615) 599-2274 or sending a written request to the address above.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

        This Proxy Statement and our 2007 Annual Report to Shareholders are available at www.tncommercebank.com. If you wish to attend the annual meeting and need directions, please call us at (615) 599-2274.

Miscellaneous

        We will bear the cost of printing, mailing and other expenses in connection with this solicitation of proxies and will also reimburse brokers and other persons holding shares of common stock in their names or in the names of nominees for their expenses in forwarding this proxy material to the beneficial owners of such shares. Certain of our directors, officers and employees may, without any additional compensation, solicit proxies in person or by telephone.

        Our management is not aware of any matters other than those described above which may be presented for action at the annual meeting. If any other matters properly come before the annual meeting, the proxies will be voted with respect so such matters in accordance with the judgment of the person or persons voting such proxies, subject to the direction of the board of directors.

        A copy of our 2007 Annual Report to Shareholders has been mailed to all shareholders entitled to notice of and to vote at the annual meeting.

        A copy of our Annual Report on Form 10-K for the year ended December 31, 2007 will be furnished without charge to any shareholder who requests such report by sending a written request to:

Tennessee Commerce Bancorp, Inc. 381 Mallory Station Road Franklin, Tennessee 37067-8264 Attention: Corporate Secretary

        A copy of our Annual Report on Form 10-K may also be obtained without charge on our website at www.tncommercebank.com on our Investor Relations webpage and through the SEC's website at www.sec.gov.

TENNESSEE COMMERCE BANCORP, INC.
/s/ ARTHUR F. HELF
Arthur F. Helf Chairman and Chief Executive Officer
April 29, 2008

Appendix A

Tennessee Commerce Bancorp, Inc. (the "Corporation")
Tennessee Commerce Bank (the "Bank")
AUDIT COMMITTEE CHARTER

Purpose

        It is the intent of the Board of Directors of Tennessee Commerce Bancorp, Inc. (the "Board") and the Bank to comply with all laws and regulations and maintain a strong system of internal controls in the operation of the business. The Board will appoint an Audit Committee to provide continuing oversight over the bank's control functions. This document serves as the formal policy of the Corporation and the Bank and the Charter for the Audit Committee.

Audit Committee Organization

        The Audit Committee will consist of members of, and appointed by, the Board of Directors of Tennessee Commerce Bank. The committee will include four outside directors who are independent of management. All committee members will be financially literate and at least one member must qualify as a "financial expert" under the definition provided by Sarbanes-Oxley. The Committee shall review and reassess this Charter annually and obtain the approval of the Board.

Audit Committee Responsibilities

        The Audit Committee is responsible for providing assistance to the Board in fulfilling their oversight responsibilities to shareholders, potential shareholders, the investment community, and others relating to the integrity of the Corporation's financial statements, the financial reporting process, and the corporation's systems of internal accounting and financial controls. The Audit Committee will provide oversight, on behalf of the Board, for the Audit function of the corporation including:

  •
  Overseeing an ongoing Audit function including audits of financial, EDP, internal controls, and regulatory compliance matters

  •
  Selecting and engaging external auditors

  •
  Defining the scope and frequency of external audit work to be performed

  •
  Receiving reports directly from external auditors

  •
  Ensuring that management takes appropriate and effective corrective action to address control weaknesses, noncompliance with policy, and violations of safety and soundness laws, regulations, or principles.

        The Audit Committee will also serve as the conduit for receiving complaints or allegations of wrongdoing directly from employees as outlined in the Whistle Blower Policy.

        In discharging its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the corporation and bank. Investigatory powers include the authorization to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Communications and Review

        The Audit Committee will meet as necessary, but no less than quarterly, for the review of financial submissions or audit reports. The Chairman will provide minutes of meetings and an oral report to the full Board of Directors at the earliest opportunity. The Audit Committee will meet with Senior Management to discuss control issues, as appropriate, but no less than annually. In addition, on an annual basis, the Audit Committee will perform a self-assessment of its performance and recommended adjustments as appropriate.

A-1

REVOCABLE PROXY

Tennessee Commerce Bancorp, Inc.

☒	PLEASE MARK VOTES AS IN THIS EXAMPLE

			For	Withhold	For All
			All	All	Except
ANNUAL MEETING OF SHAREHOLDERS JUNE 25, 2008		1. As to the election of the board of directors listed in the proxy statement delivered in connection with the annual meeting:	☐	☐	☐

The undersigned hereby appoints Arthur F. Helf or Michael R. Sapp as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Tennessee Commerce Bancorp, Inc., which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at Franklin Marriott Conference Center, 700 Cool Springs Boulevard, Franklin, Tennessee 37067 on June 25, 2008, at 3:30 p.m. Central Daylight Time, or any adjournment thereof.

        Paul W. Dlerksen            Dennis L. Grimaud            Michael R. Sapp

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

			For	Against	Abstain
THlS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.		2. As to the ratification of the appointment of KraftCPAs, PLLC as Tennessee Commerce Bancorp, Inc.’s independent registered public accounting firm for fiscal year 2008:	☐	☐	☐

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR proposals 1 and 2.
		I will attend the shareholder meeting.			☐

Please be sure to sign and date	Date
this Proxy in the box below.

Shareholder sign above	Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

Tennessee Commerce Bancorp, Inc.

381 Mallory Station Road, Suite 207

Franklin, Tennessee 37067

Please Sign below and Return to Registrar & Transfer Company
ATTN: Proxy Department, P.O. Box 1158,
Cranford, NJ 07016-9747.
This Is the Only Document You Need to Return at this Time.
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD TODAY

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THlS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TABLE OF CONTENTS
PROXY STATEMENT
INFORMATION ABOUT THE ANNUAL MEETING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CORPORATE GOVERNANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
DIRECTOR COMPENSATION
AUDIT COMMITTEE REPORT
COMPENSATION COMMITTEE REPORT
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
GENERAL INFORMATION
  Appendix A
Tennessee Commerce Bancorp, Inc. (the "Corporation") Tennessee Commerce Bank (the "Bank") AUDIT COMMITTEE CHARTER